Exhibit 10.1

MUTUAL TRANSITION AGREEMENT

This Mutual Transition Agreement (this “Agreement”) is entered into as of 17th day of September, 2026 (the “Effective Date”), by and between VIVAKOR, INC., a Nevada corporation (“Vivakor”), VIVAKOR ADMINISTRATION, LLC, a Texas limited liability company (“VIVK Admin”), with Vivakor and VIVK Admin collectively referred to herein as the “Company”), and LESLIE D. PATTERSON, an individual (“Executive”). The Company and Executive may herein be referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, the Company and Executive are parties to that certain Executive Employment Agreement dated July 1, 2023 (the “Original Agreement”), as amended by that certain First Amendment to Employment Agreement dated February 10, 2025 (the “First Amendment”), as amended by that certain Second Amendment to Employment Agreement dated August 12, 2025 (the “Second Amendment”, with the Original Agreement, First Amendment, and Second Amendment collectively referred to herein as the “Employment Agreement”);

WHEREAS, Executive currently serves as the Company’s Executive Vice President and Chief Operating Officer; and

WHEREAS, the Company and Executive desire to terminate Executive’s employment relationship with the Company and the Employment Agreement and enter into this Mutual Transition Agreement, wherein Executive will transition into a consultancy role hereinafter.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Transition of Employment; Resignation of Positions; Surviving Rights.

(a) Transition Date. Pursuant to Executive’s notice of resignation dated September 17, 2026, Executive’s employment and all other service relationships with the Company and each of its direct and indirect parents, subsidiaries, affiliates, and related entities shall terminate effective as of September 24, 2026 (the “Transition Date”). The parties acknowledge and agree that Executive’s separation is voluntary and mutually agreed, and nothing in this Agreement shall constitute or be construed as an admission of wrongdoing, liability, fault, or misconduct by Executive.

(b) Resignation of Positions and Authority. Effective as of the Transition Date, Executive hereby irrevocably resigns from any and all positions, titles, offices, directorships, committee memberships, fiduciary roles, managerial positions, employment positions, and agency relationships held with the Company or any affiliated entity, including, without limitation, Executive’s position as Executive Vice President, Chief Operating Officer, and any other officer, manager, authorized signer, employee, director, representative, fiduciary, or similar capacity.

Effective immediately upon the Transition Date:

(i) Executive shall cease to possess any authority to act on behalf of the Company or any affiliated entity;

(ii) the Company shall promptly remove Executive from all bank accounts, signing authorities, trading authorities, powers of attorney, regulatory filings, governmental registrations, corporate resolutions, and internal or external authorizations reflecting authority to act on behalf of the Company;

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(iii) the Company shall not represent to any third party that Executive continues to serve in any capacity on behalf of the Company following the Transition Date; and

(iv) the Company shall take all corporate actions reasonably necessary to document and effectuate the foregoing resignations and removals.

(c) Cooperation Regarding Transition Matters. Following the Transition Date, Executive shall reasonably cooperate with the Company with respect to ministerial transition matters and the execution of documents reasonably necessary to effectuate the resignations contemplated herein; provided, however, that:

(i) such cooperation shall not unreasonably interfere with Executive’s other business or personal activities;

(ii) Executive shall not be required to participate in any matter that Executive reasonably believes could create personal legal exposure or waive any privilege, immunity, or legal protection;

(iii) Executive shall be entitled to have personal legal counsel present during any requested interview, meeting, or inquiry;

(iv) the Company shall reimburse Executive promptly for all reasonable attorneys’ fees, costs, and out-of-pocket expenses incurred in connection with such cooperation; and

(v) nothing herein shall require Executive to make any statement that is inaccurate, misleading, or incomplete.

(d) Transition of Employment Agreement. Effective as of the Transition Date, the Employment Agreement between the parties shall terminate and be of no further force or effect, except for those provisions which by their express terms survive Transition and except as otherwise expressly preserved herein or in this Agreement.

(e) Preservation of Surviving Rights and Obligations. Notwithstanding the Transition of the Employment Agreement or Executive’s separation from service, nothing in this Agreement shall impair, limit, waive, release, diminish, or adversely affect:

(i) Executive’s rights to any accrued or vested compensation, benefits, equity, reimbursements, or payments;

(ii) Executive’s rights arising under this Agreement;

(iii) any rights to indemnification, advancement of expenses, defense, contribution, reimbursement, exculpation, or similar protections arising under applicable law, the Employment Agreement, the Company’s organizational documents, any indemnification agreement, insurance policy, or otherwise;

(iv) Executive’s rights under any directors’ and officers’ liability insurance policy, fiduciary liability policy, errors and omissions policy, tail policy, or similar insurance coverage applicable to acts or omissions occurring prior to the Transition Date;

(v) any rights or protections that cannot legally be waived; or

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(vi) Executive’s right to communicate with, cooperate with, provide information to, or participate in any investigation or proceeding conducted by any governmental, regulatory, or law enforcement authority.

All such rights and protections are hereby ratified and confirmed by the Company and shall survive indefinitely in accordance with their terms.

(f) Continuing Indemnification and Advancement Obligations. The Company acknowledges and agrees that all rights of Executive to indemnification, advancement of legal fees and expenses, defense, contribution, exculpation, reimbursement, and insurance coverage relating to acts, omissions, events, statements, decisions, or circumstances occurring or alleged to have occurred prior to the Transition Date shall survive Executive’s separation indefinitely and remain fully enforceable. The Company shall not amend, terminate, rescind, impair, or adversely modify any such rights or any applicable insurance coverage with respect to Executive after the Transition Date. The Company further agrees to maintain any applicable directors’ and officers’ liability insurance tail coverage customarily maintained for similarly situated executives and directors for the maximum period available under such policies.

(g) No Continuing Fiduciary or Operational Responsibility. Following the Transition Date, Executive shall have no duty, authority, responsibility, or obligation to supervise, manage, oversee, monitor, approve, disclose, investigate, or otherwise take action regarding the operations, financial reporting, compliance activities, disclosures, transactions, or conduct of the Company or any affiliated entity, except as expressly required by applicable law or legal process.

(h) Preservation of Privileges and Protected Rights. Nothing in this Agreement shall require Executive to waive or disclose any attorney-client privilege, work-product protection, joint-defense privilege, or other applicable legal protection. Executive may retain copies of documents and communications reasonably necessary for legal compliance, tax purposes, defense of claims, exercise of rights under this Agreement, or cooperation with governmental authorities.

2. Final Compensation. In consideration of Executive’s execution of this Agreement and satisfaction of the obligations set forth herein, the Company shall provide Executive with the following compensation and benefits (collectively, the “Final Compensation”), which the parties acknowledge constitutes a fixed and non-forfeitable payment obligation of the Company and not contingent incentive compensation, subject to applicable tax withholdings and authorized deductions:

(a) Cash Compensation. The Company shall pay Executive a lump-sum cash payment in the amount of One Hundred Fifty Thousand Dollars ($150,000) (the “Cash Compensation”) to be paid within twenty-four (24) hours following the Transition Date.

(b) Continuation of Benefits; COBRA and Benefit Reimbursement. The Company shall reimburse Executive for Executive’s and Executive’s eligible family members’ participation in the Company’s health, dental, vision, and other employee benefit plans for a period of twelve (12) months following the Transition Date, on terms no less favorable than those in effect immediately prior to the Transition Date. Without limiting the foregoing, the Company shall reimburse or pay for the full cost of COBRA continuation coverage and related benefits, including PPO medical coverage, dental coverage, and vision coverage, for a period of twelve (12) months following the Transition Date. The parties acknowledge the current estimated monthly cost of such benefits is Two Thousand Seven Hundred Seventy Dollars and Eighty-Two Cents ($2,770.82), consisting of: (x) PPO/medical coverage, equaling $2,657.50 per month; (y) dental coverage, equaling $98.91 per month; and (z) vision coverage, equaling $14.41 per month. The estimated aggregate annual value of such continued benefits is Thirty-Three Thousand Two Hundred Forty-Nine Dollars and Eighty-Four Cents ($33,249.84).

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3. Transition to Consultancy. For a period of 1 year from the Termination Date the Executive agrees to provide consulting services for the Company. Services to include assisting the Company with some of the current duties performed by the Executive, as needed, as well as other mutually agreed upon services. The Company and the Executive agree to sign mutually agreeable consulting agreement no later than October 9, 2026 detailing the services to be provided under the agreement. Compensation under this agreement to be paid monthly in Vivakor common stock issued under the Company’s current S8 registered plan. The agreement will contain a top off provision guaranteeing that the Consultant get actual value of his agreed upon payments.

4. Mutual Release.

(a) Release by Executive. Subject to and expressly conditioned upon the Company’s full, timely, and continuing performance of all obligations under this Agreement, including without limitation the payment and provision of all Final Compensation, benefits, equity, and other consideration required to be provided to Executive pursuant to this Agreement, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, representatives, agents, and assigns (collectively, the “Executive Releasing Parties”), knowingly and voluntarily releases and forever discharges the Company and each of its current and former direct and indirect parents, subsidiaries, affiliates, predecessors, successors, assigns, divisions, related entities, insurers, benefit plans, and each of their respective current and former directors, officers, managers, shareholders, members, partners, employees, agents, attorneys, representatives, fiduciaries, and advisors (collectively, the “Company Released Parties”) from any and all claims, demands, causes of action, liabilities, obligations, damages, losses, costs, expenses, and attorneys’ fees of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, arising on or before the Effective Date, including without limitation any claims arising out of or relating to Executive’s employment, compensation, service as an officer, director, manager, fiduciary, employee, or agent of the Company or any affiliated entity, or the Transition of any such relationship.

The foregoing release includes, without limitation, claims arising under federal, state, and local constitutions, statutes, regulations, ordinances, common law, or equitable theories, including claims for compensation, bonuses, commissions, wages, benefits, severance, equity compensation, breach of contract, tort, discrimination, retaliation, wrongful Transition, breach of fiduciary duty, negligence, defamation, emotional distress, fraud, misrepresentation, and any other employment-related, compensation-related, or service-related claims.

Notwithstanding the foregoing, Executive does not release, waive, or discharge:

(i) any rights arising under this Agreement;

(ii) any rights to indemnification, advancement, contribution, exculpation, or reimbursement under any applicable law, charter document, bylaw, insurance policy, indemnification agreement, or other agreement or arrangement;

(iii) any rights under any directors’ and officers’ liability insurance policy or tail coverage applicable to Executive;

(iv) any vested equity rights, vested benefits, or vested compensation rights;

(v) any claims arising after the Effective Date;

(vi) any claims that cannot legally be waived;

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(vii) any rights to communicate with, provide information to, cooperate with, file complaints with, or participate in investigations or proceedings conducted by any governmental, regulatory, administrative, or law enforcement agency;

(viii) any rights to respond truthfully to lawful process, subpoenas, court orders, or regulatory requests;

(ix) any claims relating to fraud, intentional misconduct, criminal conduct, or willful violations of law by any person or entity other than Executive;

(x) any rights Executive may have as a shareholder of the Company; or

(xi) any claims arising from a breach of this Agreement by any Company Released Party.

(b) Release by the Company. Effective as of the Effective Date, the Company, on behalf of itself and each of the other Company Released Parties, knowingly and voluntarily releases and forever discharges Executive and Executive’s heirs, executors, administrators, representatives, agents, attorneys, and assigns (collectively, the “Executive Released Parties”) from any and all claims, demands, causes of action, liabilities, obligations, damages, losses, costs, expenses, and attorneys’ fees of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, arising on or before the Effective Date, including without limitation any claims arising out of or relating to Executive’s employment or service relationship with the Company or any affiliated entity.

The foregoing release includes, without limitation, claims for breach of fiduciary duty, negligence, gross negligence, mismanagement, corporate waste, breach of contract, fraud, misrepresentation, contribution, indemnity, forfeiture, clawback, disgorgement, compensation recovery, or violation of any federal, state, or local law.

Notwithstanding the foregoing, the Company does not release, waive, or discharge:

(i) any claims arising from Executive’s intentional fraud, willful misconduct, or criminal acts as finally determined by a court of competent jurisdiction;

(ii) any claims arising after the Effective Date;

(iii) any rights arising under this Agreement; or

(iv) any claims that cannot legally be waived.

(c) No Admission. Nothing in this Agreement shall be construed as an admission of liability, wrongdoing, or violation of law by any party, and all parties expressly deny any such liability or wrongdoing.

(d) Protected Rights and Regulatory Cooperation. Nothing in this Agreement, including any confidentiality, nondisparagement, or release provision, shall prohibit or restrict Executive from:

(i) reporting possible violations of law or regulation to any governmental agency or entity;

(ii) making disclosures protected under whistleblower provisions of applicable law;

responding truthfully to inquiries or legal process;

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(iii) participating in any governmental investigation or proceeding; or retaining copies of documents or information to the extent reasonably necessary to exercise protected legal rights or comply with legal obligations.

Executive is not required to notify the Company of any such communications or disclosures.

(e) Survival of Indemnification and Insurance Rights. The Company acknowledges and agrees that all rights of Executive to indemnification, advancement of expenses, exculpation, defense, reimbursement, and coverage under any directors’ and officers’ liability insurance policy, fiduciary liability policy, errors and omissions policy, or similar insurance policy shall survive Executive’s separation from service and remain in full force and effect in accordance with their terms. The Company shall not take any action to impair, limit, rescind, or terminate such rights with respect to matters relating to Executive’s service prior to the Effective Date.

5. Miscellaneous. The Parties further agree as follows:

(a) Time. Time is of the essence with respect to this Agreement.

(b) Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by facsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	Vivakor, Inc.
5220 Spring Valley Road, Suite 500
Dallas, TX 75254Attn. James Ballengee, CEO
jballengee@vivakor.com

With a copy, which shall not constitute service, to:

Law Offices of Craig V. Butler
1001 Avenida Pico, Suite C-263 San Clemente, CA 92673
Attn. Craig V. Butler, Esq.
cbutler@craigbutlerlaw.com

To Executive:	Leslie D. Patterson
14592 Chaumont Ct.
Draper, Utah 84020
lpatterson@coyotemidstream.com

(c) Assignment. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party. Any purported assignment in violation of this Section shall be null and void and of no force or effect.

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(d) Governing Law. This Agreement, and any dispute arising out of or relating to this Agreement or the parties’ relationship hereunder, shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws principles.

(e) Construction. This Agreement is intended to be interpreted according to its plain meaning within the four corners of the document. Headings are used for reference only and are not intended to have any binding effect on the construction hereof.

(f) Severance. If any provision of this Agreement or the application thereof is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision, shall not be affected thereby, and each other term and provision of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

(g) Entire Agreement; Amendments. This Agreement constitutes the complete agreement of the Parties with respect to the subject matter contemplated herein. Each and every prior agreement, whether oral or written, concerning the subject matter contemplated herein is hereby expressly superseded and replaced by this Agreement. This Agreement may not be modified except in a writing signed by both parties.

(h) Binding Effect. This Agreement shall be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof.

(i) Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and signatures delivered electronically shall be deemed effective.

[Signature page(s) follow.]

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, the parties have executed this Mutual Transition Agreement as of the Effective Date.

COMPANY:

VIVAKOR, INC., a Nevada corporation

By:
Name:
Title:

VIVAKOR ADMINISTRATION, LLC, a Texas limited liability company

By:
Name:
Title:

EXECUTIVE:

By:
Leslie D. Patterson, individually

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